Exhibit 4.1

TEKTRONIX, INC.

And

U.S. BANK NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

to

Indenture

Dated as of June 29, 2007

1.625% Senior Convertible Notes Due 2012

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of November 21, 2007, is between Tektronix, Inc. (the “Company”), a corporation duly organized under the laws of the State of Oregon, and U.S. Bank National Association (the “Trustee”), a national banking association. Capitalized terms not defined herein shall have the meaning set forth in the Indenture.

WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of June 29, 2007 (the “Original Indenture;” the Original Indenture as amended by this First Supplemental Indenture referred to as the “Indenture”) providing for the issuance of the Company’s 1.625% Senior Convertible Notes due 2012; and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may, without notice to or consent of any Holders, enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, providing for conversion rights of Holders if any reclassification or change of Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s property and assets occurs or otherwise complying with the provisions of the Indenture in the event of a merger, consolidation or transfer of assets;

WHEREAS, on October 14, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danaher Corporation (“Danaher”) and Raven Acquisition Corp., an indirect wholly owned subsidiary of Danaher (“Purchaser”);

WHEREAS, pursuant to the Merger Agreement, the Purchaser has merged with and into the Company (the “Merger”) on November 21, 2007 (the “Merger Effective Time”);

WHEREAS, in the Merger, holders of Common Stock (other than shares of Common Stock held by Danaher, the Company, or any of their subsidiaries, including Purchaser) were converted into the right to receive $38 per share in cash, without interest thereon and less any required withholding taxes (the “Merger Consideration”);

WHEREAS, the Company delivered an Opinion of Counsel to the Trustee pursuant to Sections 4.10, 10.01, 10.03 and 11.04 of the Indenture;

WHEREAS, the Company delivered an Officer’s Certificate to the Trustee pursuant to Sections 4.10, 10.01, 10.03 and 11.04 of the Indenture; and

WHEREAS, all other actions necessary to make this First Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of all present and future holders of Securities, as follows:

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1. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein”, “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular Section hereof.

2. In accordance with Section 4.10 of the Indenture, from and after the Merger Effective Time, upon conversion of Securities, the settlement of the Conversion Value in accordance with the provisions of Section 4.12 shall be based on, and each Remaining Share, if any, deliverable in respect of any such settlement shall consist of, the Merger Consideration, which is the kind and amount of consideration which holders of Common Stock are entitled to receive in respect of each share of Common Stock in the Merger.

3. The Trustee accepts this First Supplemental Indenture and the amendment of the Indenture effected hereby and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture as hereby amended. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

4. Except as expressly amended by this First Supplement Indenture, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

7. This First Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York without given effect to the conflicts of laws principals thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date written above.

TEKTRONIX, INC.

By:	/s/ JAMES F. DALTON
James F. Dalton
Sr. Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ CHERYL K. NELSON
Cheryl K. Nelson
Vice President

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